                                                                      EXHIBIT 21


                            Parent and Subsidiaries
                                       of
                       Dransfield Paper Holdings Limited

Parent's
Percentage
Ownership
- ----------
            1.    Dransfield Holdings Limited (Cayman)
100         2.    DRANSFIELD PAPER HOLDINGS LIMITED (BVI)
100               2.1   Grandom Dransfield (Int'l) and Company Limited (HK)
100               2.2   Holdsworth Investments Limited (BVI)
100                     2.2.1   Guangzhou Dransfield Paper Ltd. (PRC)
 66.7(1)          2.3   CS Paper Holdings (Int'l) Ltd. (BVI)
100                     2.3.1   Dransfield Paper (Int'l) Trading Ltd. (BVI)
100                     2.3.2   Dransfield Paper (S.E.A.) Pte. Ltd. (SIN)
100                     2.3.3   Dransfield Paper (HK) Trading Ltd. (HK)
 51(2)                          2.3.3.1   Central National Hong Kong Ltd. (HK)
 80(3)            2.4   Dransfield Broadsino Paper Holdings Limited (BVI)
 60(4)                  2.4.1   Jiang Ying Dransfield Paper Co. Ltd. (PRC)

- --------------------
(1)   The remaining 33.3% is owned by Summerhouse Profits, Ltd. (BVI).
(2)   The remaining 49% is owned by Central National-Gottesman, Inc. (USA).
(3)   The remaining 20% is owned by Broadsino Investment Company Limited (HK).
(4)   The remaining 40% is owned by Jiangsu Huaxi Holdings Corporation (PRC).


Key:
- ----
Cayman =  Cayman Islands
BVI    =  British Virgin Islands
HK     =  Hong Kong
PRC    =  People's Republic of China
SIN    =  Singapore


                                                                      Exhibit 21
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